MediaOne Group, Inc.
Consolidated Operations Highlights- As Reported (1)
(UNAUDITED)
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

                               Three Months Ended       Six Months Ended
                                    June 30,                June 30,
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

Dollars in millions              1999     1998           1999       1998
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REVENUES                       $  662    $  641       $  1,327    $  1,613

Cost of sales                     265       241            534         558
Selling, general and admin.       179       195            364         502
                               --------  --------      ---------  ---------
OPERATING CASH FLOW (2)           218       205            429         553
Depreciation & amortization      (328)     (258)          (578)       (606)
Interest expense, minority
 guarantee, other                (172)     (163)          (317)       (335)
Equity losses in
 unconsolidated ventures          (87)      (69)          (202)       (205)
Gains on sales of
 investments (3)                2,512     3,891          2,706       3,908
Merger related costs (4)       (1,507)       -          (1,522)          -
Other income (expense)             31       110              3          73
Income tax benefit (expense)     (843)   (1,542)          (806)     (1,436)
                              --------  ---------      --------    ---------
EARNINGS (LOSS) FROM
 CONTINUING OPERATIONS           (176)    2,174           (287)      1,952
Discontinued operations
 income, net of tax (5)             -    24,774              -      25,208
Extraordinary item,
 net of tax                        17      (333)            17        (333)
                              --------  ---------      --------    ---------
NET INCOME (LOSS)                (159)   26,615           (270)     26,827

Loss on redemption of
 preferred securities               -       (53)             -         (53)
Preferred dividends
 and accretion                    (14)      (13)           (28)        (26)
                              --------  ---------       --------    ---------
EARNINGS (LOSS) AVAILABLE
 FOR COMMON STOCK             $  (173) $ 26,549        $  (298)   $ 26,748
                              ======== =========        ========  ==========
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(1) Domestic wireless operations were sold in April, 1998.
(2) Operating cash flow represents earnings before interest, taxes, depreciation and amortization.
(3) Includes a $2,482 gain on the exchange and modification of the AirTouch shares due to the AirTouch Vodafone merger and a $43 one time charge for the wind down of international operations for the three and six months ended June 30, 1999. Includes a $3,869 gain on sale of domestic wireless operations for the three and six months ended June 30, 1998.
(4) Includes $1,500 paid to Comcast as a result of the termination of the merger between Comcast and MediaOne Group in May, 1999.
(5) Includes gain on separation from U S WEST Communications (USWC).
    This also includes income attributable to USW stock of $242 for the three months and $589 for the six months ended June 30, 1998.
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